UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement
|_|  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to ss.240.14a-12

                         CASS INFORMATION SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:


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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4)  Proposed maximum aggregate value of transaction:


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     (5)  Total fee paid:

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|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:


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     (2)  Form, Schedule or Registration Statement No.:


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     (4)  Date Filed:


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

                         CASS INFORMATION SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  To be held on
                                 April 21, 2003

TO THE SHAREHOLDERS:

      The Annual Meeting of Shareholders of Cass Information Systems, Inc. will be held at the offices of Cass Information Systems, Inc. located at 13001 Hollenberg Drive, Bridgeton, Missouri on Monday, April 21, 2003, at 11:00 a.m., for the following purposes:

      1.    To elect four Directors, each to serve for a three year term;

      2. To act upon ratification of the selection of KPMG LLP as independent auditors for 2003; and

      3. To act upon such other matters as may properly come before the meeting.

      The close of business on March 5, 2003 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting.

                                             By Order of the Board of Directors,

                                             Eric H. Brunngraber
                                             Secretary

March 18, 2003
Bridgeton, Missouri

      ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. SHAREHOLDERS CAN HELP THE COMPANY AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD. THE PRESENCE, IN PERSON OR BY PROPERLY EXECUTED PROXY, OF A MAJORITY OF THE COMMON STOCK OUTSTANDING ON THE RECORD DATE IS NECESSARY TO CONSTITUTE A QUORUM AT THE ANNUAL MEETING.

                         CASS INFORMATION SYSTEMS, INC.
                             13001 Hollenberg Drive
                            Bridgeton, Missouri 63044

                                 PROXY STATEMENT

                         Annual Meeting of Shareholders
                            to be held April 21, 2003

      This Proxy Statement is being furnished to the common shareholders of Cass Information Systems, Inc. (the "Company") on or about March 18, 2003 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders (the "Annual Meeting") to be held on April 21, 2003 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting.

      Holders of shares of common stock, par value $.50 per share ("Shares" or the "Common Stock"), of the Company at its close of business on March 5, 2003, (the "Record Date") are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 3,367,468 shares of Common Stock were outstanding. Holders of record of Common Stock (the "Shareholders") are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

      A plurality of the votes of Shareholders cast at the Annual Meeting is required for the election of each director. Ratification of the selection of independent auditors requires the affirmative vote of holders of a majority of the shares of Common Stock voted. Abstentions are counted in the number of shares present for purposes of determining whether a quorum is present, and are counted as having voted on each matter presented for vote. As a result, an abstention has the same effect as a vote against a proposal, but will have no effect on the vote to elect directors. Broker non-votes are counted in the number of shares present for purposes of determining whether a quorum is present, but as not being present as to matters for which voting instructions are not given. As a result, broker non-votes will have no effect on voting on any matter voted on at the meeting.

      Management of the Company ("Management"), together with members of the Board of Directors of the Company, in the aggregate, directly or indirectly controlled approximately 25.99% of the Common Stock outstanding on the Record Date.

      Shareholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting. The presence, in person or by properly executed proxy, of a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

      All Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board's director nominees and FOR the ratification of the selection of independent auditors. The Board of Directors of the Company does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to the Proxy Statement that will come before the Annual Meeting.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and dating a subsequent proxy relating to the Common Stock and delivering it to the Secretary of the Company at or before the vote is taken at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Corporate Secretary, Cass Information Systems, Inc., 13001 Hollenberg Drive, Bridgeton, Missouri 63044 (telephone number (314) 506-5500).

      The proxies are solicited by the Board of Directors of the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile transmission, by directors, officers or regular employees of the Company or persons employed by the Company for the purpose of soliciting proxies. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of Common Stock held of record by such persons, and will be reimbursed by the Company for expenses incurred therewith. The cost of solicitation of proxies will be borne by the Company.

               The date of this Proxy Statement is March 18, 2003.

                              ELECTION OF DIRECTORS

      Pursuant to the By-Laws of the Company, the Company's Board of Directors is divided into three classes of approximately equal numbers of directors. Each of the eleven directors is elected for a three-year term, and the term of each class of directors expires in a different year.

      Directors who are not officers of the Company receive a $300 monthly retainer fee, a $600 fee for attendance at each meeting of the Board and a $400 fee for attendance at each meeting of a Committee of the Board. Upon re-election to the Board, each Director who is not an officer of the Company receives 300 shares of restricted stock. Shares are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary date of the awards. These restricted shares are entitled to vote and to be paid dividends.

      The nominees for election to the Board of Directors are Mr. Bodine, Mr. Fucoloro, Mr. Krieg, and Mr. Kuehner, each of whom is a current director of the Company. The Board of Directors of the Company recommends a vote FOR the nominees for election to the Board of Directors.

      The members of the Company's Board of Directors whose terms will continue after the meeting, including the nominees for re-election to the Board, with certain information about each of them, including their principal occupations for the past five years, are listed below:

                                       Principal Occupation
       Director                        During Past 5 Years
       --------                        -------------------

Robert J. Bodine                       Chairman, Bodine
         Age: 78                       Aluminum, Inc.
Director since 1966                    (manufacturer)
Current term expires 2003              Mr. Bodine is a nominee for re-election
                                       to the Board of Directors.

Eric H. Brunngraber                    Chief Financial Officer and
         Age: 46                       Vice President-Secretary of the Company &
Director since 2003                    subsidiaries since 1997
Current term expires 2005

Bryan S. Chapell                       President, Covenant
         Age: 48                       Theological Seminary
Director since 1998
Current term expires 2005

Lawrence A. Collett                    Chairman of the Board of the Company &
         Age: 60                       subsidiaries since 1992;
Director since 1983                    Chief Executive Officer of the Company &
Current term expires 2004              subsidiaries since 1990

Thomas J. Fucoloro                     Retired
         Age: 77                       Mr. Fucoloro is a nominee for re-election
Director since 1986                    to the Board of Directors.
Current term expires 2003

Harry J. Krieg                         Retired
         Age: 78                       Chairman of the Company & subsidiaries,
Chairman Emeritus, since 1992          1975 - 1992
Director since 1962                    Mr. Krieg is a nominee for re-election
Current term expires 2003              to the Board of Directors.

                                       Principal Occupation
       Director                        During Past 5 Years
       --------                        -------------------

Howard A. Kuehner                      Investor
         Age: 87                       Mr. Kuehner is a nominee for re-election
Director since 1966                    to the Board of Directors.
Current term expires 2003

Jake Nania                             Investor
         Age: 78
Director since 1967
Current term expires 2005

Irving A. Shepard                      President, Venture
         Age: 85                       Consultants, Inc.
Director since 1970                    (consulting company)
Current term expires 2004

Andrew J. Signorelli                   Vice President, Andrews Educational
         Age: 63                       & Research Center; Founder,
Director since 1986                    Hope Educational & Research Center
Current term expires 2004

Bruce E. Woodruff                      Attorney; of counsel to Armstrong
         Age: 72                       Teasdale LLP
Director since 1995
Current term expires 2005

Committees

      The Company's Board of Directors has standing Audit and Compensation Committees. The Audit Committee is composed of Mr. Fucoloro, Mr. Krieg, Mr. Shepard and Mr. Woodruff. The Compensation Committee is composed of Mr. Signorelli, Mr. Shepard and Mr. Bodine.

      The Audit Committee, which met 4 times during 2002, selects and retains the independent auditors to perform audit and non-audit services, reviews the scope and results of such services, reviews with management and the independent auditors any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and reports to the Board after each Audit Committee meeting. In addition, the Committee meets with the Company's internal auditors on a quarterly basis to review the scope and results of such services.

      The Compensation Committee, which met 5 times during 2002, reviews and recommends to the Board the salaries and all other forms of compensation of the officers of the Company and its subsidiaries.

      During 2002, there were 12 meetings of the Board of Directors. Each director attended at least 75% or more of the aggregate number of meetings of the Board and committees on which he served.

Audit Committee Report

      The Board of Directors maintains an Audit Committee comprised of four outside directors. The Board of Directors and the Audit Committee believes that the Audit Committee's current member composition satisfies the Nasdaq rule that governs audit committee composition, including the requirement that audit committee members be "independent directors" as that term is defined by NASD Rule 4200 (a)(14).

      The Audit Committee adopted a revised version of its written charter in January 2003, which is included as Exhibit I.

      During 2002, the Company incurred the following fees for services performed by KPMG LLP, the Company's independent auditors:

Audit Fees                                                       $101,850 (1)
Audit-Related Fees                                               $     --
Financial Information Systems Design and Implementation Fees     $     --
Tax Fees                                                         $ 74,200 (1)(2)
All Other Fees                                                   $ 28,489 (1)(3)

      (1) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.
      (2)   Represents tax compliance and preparation services.
      (3) Represent services performed during an information technology security review.

      In connection with the December 31, 2002 consolidated financial statements, the Audit Committee (1) reviewed and discussed the audited consolidated financial statements with management; (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and (3) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K filed with the SEC.

                                                     Bruce E. Woodruff, Chairman
                                                     Thomas J. Fucoloro
                                                     Harry J. Krieg
                                                     Irving A. Shepard

Executive Officers

      The executive officers of the Company, their ages and their positions with the Company and subsidiaries are set forth below. All officers serve at the pleasure of the Company's Board of Directors.

        Name                Age                   Positions
        ----                ---                   ---------

Lawrence A. Collett          60      Chairman and Chief Executive Officer of the
                                     Company and subsidiaries; Director of the Company and subsidiaries

William C. Bouchein          67      Vice President - Treasurer of the Company

Eric H. Brunngraber          46      Chief Financial Officer and Vice President-
                                     Secretary of the Company and subsidiaries;
                                     Director of the Company and subsidiaries

Harry M. Murray              49      Chief Operating Officer- Utility
                                     Information Services

John F. Pickering            52      Chief Operating Officer - Transportation
                                     Information Services

Executive Compensation

      The following table summarizes compensation with respect to each of the last three fiscal years to the individual who served as the Company's Chief Executive Officer for fiscal 2002, and to each person who was, for the fiscal year ended December 31, 2002, one of the four most highly compensated executive officers of the Company, other than the Chief Executive Officer. These persons are referred to as the named executive officers.

                                                                  Long Term Compensation
                                                                  ----------------------
                                          Annual Compensation     Restricted   Securities
Name and                                  -------------------     Stock, ($)   Underlying        All Other
Principal Position               Year     Salary       Bonus        Awards     Options (#)    Compensation (1)
------------------               ----     ------       -----        ------     -----------    ----------------
Lawrence A. Collett              2002    $341,000    $ 58,000         --           --           $  4,290
Chairman and                     2001     316,000      56,700         --           --              3,840
Chief Executive Officer          2000     291,000      58,200         --           --              3,840
of the Company and
subsidiaries; Director of the
Company and subsidiaries

William C. Bouchein              2002    $140,500    $ 10,000         --           --           $  6,065
Vice President - Treasurer       2001     136,500      11,000         --           --              6,195
of the Company                   2000     134,500       9,500         --           --              5,999

Eric H. Brunngraber              2002    $156,600    $ 29,000         --           --           $  3,056
Chief Financial Officer and      2001     126,600      25,500         --           --              2,586
Vice President - Secretary       2000     111,600      27,500         --           --              2,321
of the Company and
subsidiaries; Director of the
Company and subsidiaries

Harry M. Murray                  2002    $150,000    $ 21,000         --           --           $  2,914
Chief Operating Officer -        2001     140,000      14,700         --           --              2,755
Utility Information Services     2000     130,000      13,000         --           --              2,593

John F. Pickering                2002    $150,000    $ 19,080         --           --           $  3,168
Chief Operating Officer -        2001     166,500      14,500         --           --              3,240
Transportation Information       2000     160,000      29,000         --           --              3,000
Services

(1) These amounts represent Company matching contributions paid on behalf of the executive under the Company's 401(k) Plan (in 2002 contributions were $3,000 for Mr. Collett, $2,255 for Mr. Bouchein, $2,587 for Mr. Brunngraber, $2,464 for Mr. Murray, and $2,478 for Mr. Pickering) and the imputed value of group term life premiums paid on their behalves (in 2002 premiums were $1,290 for Mr. Collett, $3,810 for Mr. Bouchein, $469 for Mr. Brunngraber, $450 for Mr. Murray, and $690 for Mr. Pickering).

Option/SAR Grants

      No options were granted to the named executive officers in 2002.

Stock Option Plan / Stock Bonus Plan

      During May 1995, the Company's Board of Directors established the 1995 Performance-Based Stock Option Plan (the "Option Plan") and the 1995 Restricted Stock Bonus Plan (the "Bonus Plan"). These plans were adopted to aid the Company in securing and retaining qualified personnel. The Option Plan provides for the granting of options on up to 410,786 shares of the Company's common stock. The following table summarizes stock options outstanding as of December 31, 2002
(1):

                                                    Weighted Average
       Exercise               Options                   Remaining
        Price               Outstanding             Contractual Life
        -----               -----------             ----------------
       $   9.80                31,681                   2.00 years
          19.34                 6,300                   2.43
          21.85                 3,675                   3.00
          21.86                 6,300                   6.00
          23.40                 2,100                   3.00
          23.99                59,167                   3.00
          24.18                 8,925                   2.08

      Of these shares, 39,679 were exercisable with a weighted average exercise price of $12.32. These options vest over a period not to exceed seven years, but the vesting period can be accelerated based on the Company's attainment of certain financial operating performance criteria.

      The Bonus Plan provides for the issuance of up to 102,820 shares of the Company's common stock (1). As of December 31, 2002, an aggregate of 43,600 shares of the Company's common stock had been awarded. Interest in the shares of common stock awarded under the Bonus Plan vest over a three-year period. Common stock awarded under the Bonus Plan is accounted for through the establishment of a contra shareholders' equity account. This contra shareholders' equity account is amortized to expense over the vesting period of the stock awards.

(1) The exercise price and options outstanding have been adjusted to reflect a 5% stock dividend issued by the Company in December 2002.

Options Exercised in 2002 and Year-end Option Values

      The following table summarizes options exercised during 2002, and the values of options outstanding on December 31, 2002, for the named executive officers.

                                                                        Number of
                                                                       Securities               Value of
                                                                       Underlying             Unexercised
                                                                       Unexercised           In-the-Money
                                                                       Options at             Options at
                          Shares                                    Fiscal Year-End         Fiscal Year-End
                        Acquired on               Value               Exercisable/            Exercisable/
                        Exercise (#)           Realized ($)        Unexercisable (#)(1)  Unexercisable ($)(1)
                        ------------           ------------        --------------------  --------------------
Mr. Collett                5,124                 $72,530             24,623 / 25,647      $355,850 / $15,645

Mr. Bouchein               1,236                  17,496                 57 /  2,463            35 /   1,502

Mr. Brunngraber            6,000                  84,930              1,066 /  7,334           466 /   3,860

Mr. Murray                 2,648                  37,482                 60 /  5,190            37 /   3,166

Mr. Pickering              4,634                  65,594                 60 /  5,190            37 /   3,166

(1) The exercise price and options outstanding have been adjusted to reflect a 5% stock dividend issued by the Company in December 2002.

Defined Contribution Savings Plan

      All full-time employees of the Company and subsidiaries are eligible to participate in the Cass Information Systems, Inc. 401(k) Plan. Employees may voluntarily defer up to 15% of pre-tax earnings subject to the IRS maximum limitation, which was $11,000 for 2002. Voluntary deferrals contributed to the 401(k) Plan by the Executive officers are included in Annual Salary Compensation in the Summary Compensation Table. The Company matches 50% of the first 3% of employee contributions, subject to IRS limitations. Amounts contributed to the Plan in 2002 for the benefit of the executive officers are included in Other Compensation in the Summary Compensation Table. Each executive officer is fully vested in Company contributions.

Defined Benefit Retirement Plans

Retirement Plan for Employees of Cass Information Systems, Inc.

      All executive officers of the Company and subsidiaries are participants in the Retirement Plan for Employees of Cass Information Systems, Inc., which covers all full-time employees. Upon retirement, participants in the plan will begin to receive monthly payments equal to one-twelfth of the sum of:

            (a) .9% of Final Average Earnings multiplied by the number of years of participation, plus

            (b) .5% of Final Average Earnings in excess of Covered Compensation multiplied by years of participation.

      Final Average Earnings is defined as the average annual total compensation for the five consecutive years of highest earnings during the last ten years of employment. Covered Compensation is the average of the maximum social security taxable wage bases in effect for each calendar year during the 35-year period ending with the year in which retirement age is attained under the Social Security Act. Earnings covered by the Plan equal total compensation as reported in the Summary Compensation Table including any amounts deferred under the Cass Information Systems, Inc. 401(k) Plan.

      Normal retirement under the Plan commences at age 65. At normal retirement the years of participation under the Plan for the executive officers listed in the Compensation Table would be as follows: Mr. Collett-41; Mr. Bouchein-13; Mr. Brunngraber-41; Mr. Murray-34, and Mr. Pickering-37.

      The following table shows the estimated annual benefits payable at retirement, assuming a straight-life annuity with 120 months guaranteed.

                               Estimated Annual Retirement Benefit (1)(2)
                               ------------------------------------------

 Final                           Years of Service Credited at Retirement
Average                          ---------------------------------------
Earnings        10          15          20          25          30          35          40
--------------------------------------------------------------------------------------------
$125,000    $ 15,200    $ 22,800    $ 30,400    $ 38,000    $ 45,600    $ 53,200    $ 60,800

 150,000      18,700      28,000      37,400      46,700      56,100      65,400      74,800

 175,000      22,200      33,300      44,400      55,500      66,600      77,700      88,800

 200,000      25,700      38,500      51,400      64,200      77,100      89,900     102,800

(1) Estimated benefit calculation assumes retirement at age 65 in the year 2004 with no increase in the maximum social security taxable wage base after 2002.

(2) Estimated benefits would be subject to Internal Revenue Service maximum retirement limitations in effect at the retirement date. The maximum annual compensation that may be recognized for determining benefits in 2002 was $200,000.

Supplemental Executive Retirement Plan

      In addition to the above defined benefit plan, in 1998 the Company established the Cass Information Systems, Inc. Supplemental Retirement Plan, which covers key executive officers of the Company. This supplemental plan was designed to provide additional retirement benefits to key executives whose benefits are limited by the Internal Revenue Service under the Company's qualified plan.

      Upon retirement, participants in the plan will receive monthly payments equal to one twelfth of 70% of Final Average Earnings and reduced proportionately for length of service less than 25 years and reduced by the participant's: (a) Qualified retirement plan benefit, (b) Primary social security benefit, and (c) 401(k) hypothetical annuity.

      Final Average Earnings, normal retirement age and years of participation at normal retirement are the same as under the Retirement Plan for Employees of Cass Information Systems, Inc.

      The following table shows the estimated annual benefits payable at retirement, assuming a straight-life annuity with 120 months guaranteed.

                                  Estimated Annual Retirement Benefit (1)
                                  ---------------------------------------

 Final                            Years of Service Credited at Retirement
Average                           ---------------------------------------
Earnings        10          15          20          25          30          35          40
--------------------------------------------------------------------------------------------
$125,000    $     --    $     --    $  6,100    $ 16,000    $  8,400    $    800    $     --

 150,000          --          --      10,500      22,200      12,800       3,500          --

 175,000          --       1,500      14,900      28,300      17,200       6,100          --

 200,000          --       6,300      21,400      36,600      23,700      10,900          --

 300,000      27,200      48,300      77,400     106,600      93,700      80,900      68,000

 400,000      55,200      90,300     133,400     176,600     163,700     150,900     138,000

(1)   Estimated benefit calculation assumes retirement at age 65 in the year
      2004.

Certain Relationships and Related Party Transactions

      Some of the directors and executive officers of the Company, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Company's subsidiary bank, including borrowing and investments in depository accounts. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the same time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2002, the aggregate amount of all loans and available credit to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $3,374,388, which represented approximately 5.5% of the Company's consolidated shareholders' equity at that date.

      Bruce E. Woodruff, a director and shareholder of the Company, is of counsel to the law firm of Armstrong Teasdale LLP, counsel to the Company and subsidiaries. Mr. Woodruff does not share in fees paid by the Company to Armstrong Teasdale LLP.

Board Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors (the "Committee") is composed of three independent directors, one of whom serves as chairman of the Committee. The Committee administers the Executive Compensation Program of the Company and none of its members has been or is an employee of the Company or any of its subsidiaries. All material items relative to Executive Compensation or any benefit compensation for the entire Company are analyzed, reviewed and approved by the Compensation Committee. While the Committee may seek input occasionally from the Chief Executive Officer, the Chief Financial Officer or the Director of Human Resources, all matters are independently resolved and decided without the presence or voting of any officer of the Company or its subsidiaries. The Compensation Committee of the Board is also responsible for recommending salary levels for executive officers to the Board of Directors of the Company and recommending the overall levels of salary compensation for the entire corporation.

      The Committee generally seeks to maintain salaries at levels competitive with peer groups. Bonuses are available to all personnel in the Company based upon the level of profits before taxes achieved by the Company. These bonuses are distributed on the basis of merit. Performance is measured on the basis of several factors deemed relevant and bonuses are calculated on the basis of these evaluations. The determination of bonuses for the Company's executive officers is a subjective process which utilizes no specific performance criteria, but which does consider growth in the Company's profits, resources, and the quality of the Company's operations, as well as adherence to regulatory requirements. The amount of bonus available for executive officers is a percentage of the profit sharing allocation for all staff members and is based on the growth in net earnings of the Company. As a result, the amount available for executive officers in 2002 was increased from 2001 levels.

      The Committee utilizes the services of Peter R. Johnson & Company of West Chester, Pennsylvania in determining the levels of peer compensation within its industry. Additionally, the Committee utilizes the services of Towers Perrin for evaluation of the compensation of its CEO and CFO. The Committee considers stock options and grants to be a significant motivational tool for rewarding its executive officers and senior management. Stock options and grants provided under the Company's stock incentive programs are awarded primarily on the basis of performance of the Company, performance of the individual operating subsidiaries, the relationship of the Company's performance to other companies in its peer group, and the recommendation of the CEO. The Company utilizes the services of Towers Perrin in determining appropriate stock incentive and compensation and annually reviews information from other compensation sources for other companies performing in industries similar to those of its operating subsidiaries.

      The Committee's philosophy with regard to executive compensation has been to seek to provide programs which will allow the Company to acquire and maintain competent executive officers and to attract and maintain other management personnel with the capabilities and requirements determined necessary to continue to lead the Company in meeting its objectives and in furthering its growth and profitability. It is further the philosophy of the Committee to reward its people in accordance with the results that are accomplished. The Committee believes that total compensation should be related to profits and to the performance of the Company. For this reason, overall compensation of the Company's executives is tied to incentive bonus plans that are directly related to the Company's earnings. Most of the executives received bonuses in 2002 comparable to or slightly more than those received in 2001 due to the level of profits achieved in 2002.

      The Committee reviews the salaries of the CEO and CFO annually in December for the following fiscal year. Bonuses are calculated in July and January, and relate directly to the profit performance for the year. The CEO's bonus is a percentage of total profit sharing allocations and fluctuates with the Company's return on equity. The CEO's salary was increased in 2002 due to improved profitability in 2001. The CEO's bonus for 2002 was directly related to profit performance in 2002 and was slightly higher; no additional stock compensation was provided in 2002.

                                                  Andrew J. Signorelli, Chairman
                                                  Robert J. Bodine
                                                  Irving A. Shepard

Performance Graph

      The following graph compares the percentage change in the Company's cumulative total shareholder return on Common Stock as quoted on The Nasdaq National Market System for the last five fiscal years with the cumulative total return, including all dividends, of (i) The Nasdaq Stock Market Index for United States companies, and (ii) The Nasdaq Computer and Data Processing Stocks Index.

                     Comparison of Cumulative Total Returns
  Performance Quoted on The Nasdaq Stock Market for the last Five Fiscal Years
                         Cass Information Systems, Inc.

 [The following table was depicted as a mountain chart in the printed material.]

                 Comparison of Five-Year Cumulative Total Returns
                              Performance Report for
                          Cass Information Systems, Inc.

     Prepared by the Center for Research in Security Prices
     Produced on 02/10/2003 including data to 12/31/2002

     Company Index: CUSIP      Ticker   Class     Sic     Exchange

                    14808P10   CASS               6022    NASDAQ

                    Fiscal Year-end is 12/31/2002

     Market Index:  Nasdaq Stock Market (US Companies)

     Peer Index:    Nasdaq Computer and Data Processing Stocks

                    SIC 7370-7379 US & Foreign

                 Date         Company Index   Market Index   Peer Index

               12/31/1997        100.000        100.000        100.000
               01/30/1998        141.414        103.169        107.535
               02/27/1998        141.162        112.863        122.067
               03/31/1998        139.098        117.037        132.119
               04/30/1998        131.991        119.015        133.231
               05/29/1998        122.853        112.403        123.901
               06/30/1998        122.809        120.253        146.342
               07/31/1998        122.554        118.845        141.466
               08/31/1998        117.447         95.281        114.928
               09/30/1998        103.299        108.499        137.298
               10/30/1998        104.840        113.266        133.405
               11/30/1998        104.840        124.779        154.387
               12/31/1998        103.003        140.990        178.389
               01/29/1999        103.003        161.453        215.676
               02/26/1999        103.521        146.991        191.305
               03/31/1999        103.798        158.091        215.157
               04/30/1999        103.277        163.108        204.184
               05/28/1999        102.755        158.531        199.259
               06/30/1999        103.024        172.766        223.777
               07/30/1999        103.024        169.642        210.454
               08/31/1999        102.236        176.797        221.652
               09/30/1999        108.078        177.013        233.032
               10/29/1999         99.601        191.190        250.499
               11/30/1999         92.184        214.363        291.327
               12/31/1999         86.564        261.484        392.437
               01/31/2000         86.029        251.857        346.546
               02/29/2000         87.632        299.872        410.691
               03/31/2000         85.260        293.743        387.626
               04/28/2000         90.656        247.070        297.028
               05/31/2000         91.196        217.289        260.788
               06/30/2000         90.435        255.451        316.307
               07/31/2000         88.801        241.592        284.042
               08/31/2000         84.770        270.174        320.098
               09/29/2000         77.063        235.087        292.577
               10/31/2000         75.962        215.769        267.764
               11/30/2000         81.054        166.241        194.222
               12/29/2000         77.914        157.417        180.620
               01/31/2001         99.618        176.478        208.841
               02/28/2001         91.270        136.619        159.729
               03/30/2001         82.600        117.482        131.763
               04/30/2001         87.905        135.006        161.883
               05/31/2001         89.456        134.812        162.149
               06/29/2001         89.872        138.458        171.565
               07/31/2001         90.825        129.664        150.549
               08/31/2001         90.553        115.548        124.232
               09/28/2001         96.376         96.077        104.935
               10/31/2001         96.284        108.411        121.987
               11/30/2001        108.205        123.846        138.390
               12/31/2001        113.284        124.886        145.443
               01/31/2002        113.284        123.939        144.679
               02/28/2002        115.942        111.047        130.373
               03/28/2002        116.969        118.330        134.202
               04/30/2002        115.594        108.502        113.617
               05/31/2002        116.852        103.716        106.357
               06/28/2002        116.989         94.321        106.660
               07/31/2002        114.621         85.709         93.682
               08/30/2002        108.062         84.801         94.146
               09/30/2002        109.712         75.674         82.556
               10/31/2002        110.566         86.008         99.749
               11/29/2002        115.542         95.598        112.863
               12/31/2002        123.414         86.327        100.276

     The index level for all series was set to 100.0 on 12/31/1997

Principal Shareholders

      The following table contains information with respect to beneficial ownership of the Company's outstanding common stock, as of March 5, 2003, by:
(1) each person known to the Company to be the beneficial owner of more than 5% of common stock, (2) each director of the Company and (3) each executive officer of the Company. The information reflects the 5% stock dividend issued by the Company in December 2002. The address of all such persons is c/o the Company, 13001 Hollenberg Drive, Bridgeton, Missouri 63044. Unless otherwise indicated, the named person has sole voting and dispositive rights with respect to such shares.

Name of                                     Number of Shares            Percent
Beneficial Owner                           Beneficially Owned           of Class
----------------                           ------------------           --------

Robert J. Bodine                                  88,415   (1)           2.62%
William C. Bouchein                                   57   (2)              *
Eric H. Brunngraber                                4,868   (3)              *
Bryan S. Chapell                                     923   (4)              *
Lawrence A. Collett                               76,403   (5)           2.27
Thomas J. Fucoloro                                   315   (6)              *
Harry J. Krieg                                    53,432   (7)           1.59
Howard A. Kuehner                                126,634   (8)           3.76
Harry M. Murray                                    9,622   (9)              *
Jake Nania                                       361,584   (10)         10.74
John F. Pickering                                  9,129   (11)             *
Irving A. Shepard                                 18,596   (12)             *
A. J. Signorelli                                 117,877   (13)          3.50
Bruce E. Woodruff                                  7,455   (14)             *
All executive officers and directors
     as a group                                  875,310                25.99%

----------
*     Less than 1% of class.

(1) Includes 105 shares granted under the Company's 1995 Restricted Stock Bonus Plan, which are subject to forfeiture; however, Mr. Bodine has voting but no dispositive rights. Excludes 10,223 shares held in a trust as to which Mr. Bodine's wife has sole voting and dispositive rights.

(2) Includes 57 shares Mr. Bouchein has the right to acquire under the 1995 Performance-Based Stock Option Plan.

(3) Includes 2,902 shares owned jointly with his wife. Includes 900 shares granted under the Company's 1995 Restricted Stock Bonus Plan, which are subject to forfeiture; however, Mr. Brunngraber has voting but no dispositive rights. Includes 1,066 shares Mr. Brunngraber has the right to acquire under the 1995 Performance-Based Stock Option Plan.

(4) These shares are owned jointly with his wife. Includes 315 shares granted under the Company's 1995 Restricted Stock Bonus Plan, which are subject to forfeiture; however, Mr. Chapell has voting but no dispositive rights.

(5) Includes 32,869 shares owned jointly with his wife. Includes 2,736 shares granted under the Company's 1995 Restricted Stock Bonus Plan, which are subject to forfeiture; however, Mr. Collett has voting but no dispositive rights. Includes 24,623 shares Mr. Collett has the right to acquire under the 1995 Performance-Based Stock Option Plan.

(6) Includes 105 shares granted under the Company's 1995 Restricted Stock Bonus Plan, which are subject to forfeiture; however, Mr. Fucoloro has voting but no dispositive rights. Excludes 210 shares held in a trust as to which Mr. Fucoloro's wife has sole voting and dispositive rights.

(7) Includes 53,327 shares held in a trust with Mr. Krieg having shared voting and dispositive rights. Includes 105 shares granted under the Company's 1995 Restricted Stock Bonus Plan, which are subject to forfeiture; however, Mr. Krieg has voting but no dispositive rights. Excludes 53,771 shares owned by his wife.

(8) Includes 61,614 shares held in a trust with Mr. Kuehner having shared voting and dispositive rights. Includes 105 shares granted under the Company's 1995 Restricted Stock Bonus Plan, which are subject to forfeiture; however, Mr. Kuehner has voting but no dispositive rights. Excludes 112,336 shares owned by his wife.

(9) Includes 9,562 shares owned jointly with his wife. Includes 60 shares Mr. Murray has the right to acquire under the 1995 Performance-Based Stock Option Plan.

(10) Includes 361,269 shares held in a trust with Mr. Nania having sole voting and dispositive rights. Includes 315 shares granted under the Company's 1995 Restricted Stock Bonus Plan, which are subject to forfeiture; however, Mr. Nania has voting but no dispositive rights.

(11) Includes 9,069 shares owned jointly with his wife. Includes 60 shares Mr. Pickering has the right to acquire under the 1995 Performance-Based Stock Option Plan.

(12) Includes 18,381 shares held in a family partnership in which Mr. Shepard has shared voting and dispositive rights. Includes 210 shares granted under the Company's 1995 Restricted Stock Bonus Plan, which are subject to forfeiture; however, Mr. Shepard has voting but no dispositive rights.

(13) Includes 117,667 shares held in various trusts with Mr. Signorelli having shared voting and dispositive rights. Includes 210 shares granted under the Company's 1995 Restricted Stock Bonus Plan, which are subject to forfeiture; however, Mr. Signorelli has voting but no dispositive rights.

(14) Includes 7,140 shares held in a trust with Mr. Woodruff having sole voting and dispositive rights. Includes 315 shares granted under the Company's 1995 Restricted Stock Bonus Plan, which are subject to forfeiture; however, Mr. Woodruff has voting but no dispositive rights.

Section 16(a) Beneficial Ownership Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission
(SEC) and The Nasdaq Stock Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based on its review of the copies of such forms received by it and written representation from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 2002 all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were timely complied with.

                              SELECTION OF AUDITORS

      KPMG LLP were the auditors of the Company during the year ended December 31, 2002 and also have been selected by the Audit Committee of the Board of Directors to serve as auditors for the present year. The Board of Directors recommends to the Shareholders their ratification of the Audit Committee's selection of KPMG LLP as independent auditors to audit the accounts of the Company and its subsidiaries for 2003.

      KPMG LLP has served as the Company's independent auditors since 1983.

      A representative of KPMG LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions of Shareholders.

      The Board of Directors of the Company recommends voting FOR the ratification of the Audit Committee's selection of KPMG LLP as independent auditors for 2003.

                                  OTHER MATTERS

      Management does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Meeting of Shareholders" and does not know of any matters to be brought before the Meeting other than those referred to above. If, however, any other matters properly come before the Meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

      Whether or not you expect to be at the Meeting in person, please sign, date and return promptly the enclosed Proxy. No postage is necessary if the Proxy is mailed in the United States.

                              SHAREHOLDER PROPOSALS

      Any proposal to be presented at next year's Annual Meeting must be received at the principal executive offices of the Company not later than November 19, 2003. Any such proposals should be directed to the attention of the Secretary for consideration for inclusion in the Company's Proxy Statement and Form of Proxy relating to the next Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission. The Company's Form of Proxy for next year's Annual Meeting may permit the representatives named in the proxy to vote in their discretion on any other shareholder proposal of which notice has not been given to the Company by February 3, 2004. It is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the deadline by Certified Mail-Return Receipt Requested.

                                              By Order of the Board of Directors

                                              Eric H. Brunngraber
                                              Secretary

Cass Information Systems, Inc.                                         Exhibit I
Audit Committee Charter
As of January 2003

The purpose of this charter is to set forth the objectives, composition, and responsibilities of the Audit Committee of the Board of Directors (the Committee) of Cass Information Systems, Inc. (the Company).

I.    PURPOSE

      The Audit Committee is appointed by the Board of Directors to assist in fulfilling its oversight responsibilities of regulatory compliance, corporate accounting and financial reporting practices of the Company and each of its subsidiaries. In addition, the Committee will:

      o Oversee and appraise the quality of the internal and external audit processes;

      o Maintain free and open means of communication between the Board of Directors, the independent auditors, the internal auditors, and management of the Company;

      o Serve as an independent and objective party to monitor the integrity of the financial information presented by management to shareholders, regulators, and the general public;

      o Review the adequacy of the Company's administrative, operating and internal accounting controls, and the Company's compliance with the letter and spirit of applicable Federal and state laws and regulations.

II.   COMPOSITION AND MEETINGS

      The Committee will be comprised of at least three directors who are (1) independent of the management of the Company, (2) receive no consulting, advisory or other compensatory fees from the Company, other than directors' fees, and (3) are free from any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgement as a committee member.

      All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

      The Committee will hold at least four meetings per year and such additional meetings as the Committee shall require in order to perform its designated duties.

III.  RESPONSIBILITIES AND DUTIES

      Financial Reporting and Review

      1. Review and assess the adequacy of this charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with Securities and Exchange Commission regulations.

      2. Review the annual audited financial statements with management and the independent auditors prior to the Company filing its annual report on Form 10-K, including any significant issues regarding accounting principles, practices and judgements.

      3. Review with management and the independent auditors the Company's quarterly financial results prior to the Company filing its report on Form 10-Q, or where practicable, prior to the first public release of quarterly earnings.


                                     1 of 3

Cass Information Systems, Inc.                                         Exhibit I
Audit Committee Charter
As of January 2003

      4. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61 (SAS 61), Communication With Audit Committees.

      5. Discuss earnings press releases, as well as financial information and earnings guidance provided by the Company to analysts and ratings agencies.

      6. Receive and review reports from the internal auditors and the independent auditors that assess the adequacy and effectiveness of the Company's internal accounting control system; accounting policies and procedures; and, financial and accounting management.

      7. Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.

      8. Monitor management's response and actions taken to correct any deficiencies noted by internal auditors, independent auditors or regulatory agencies.

Independent and Internal Audit Oversight

      9. Exercise sole authority in the selection and appointment of the independent auditors that is ultimately accountable to the Committee and the Board of Directors.

      10. Exercise sole authority to approve the compensation of the independent auditors.

      11. Evaluate with the Board the performance and independence of the independent auditors and, if so determined in the Committee's sole authority, replace the independent auditors.

      12. Review and concur in the appointment, replacement, or dismissal of the internal auditors.

      13. Assist in oversight of the internal auditors' responsibilities, performance, and the adequacy of its resources to carry out its responsibilities

      14. Consider the audit scopes and plans of the internal auditors and independent auditors. Exercise sole authority to approve the terms of all audit engagements of the independent auditors.

      15. Review with the internal auditors and the independent auditors the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

      16. Annually, receive a formal, written statement from the independent auditors consistent with standards set by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee shall discuss with the independent auditors and approve in advance any relationships or services that may affect their objectivity or independence.

      17. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report will be included in the Company's annual proxy statement.

      18. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

      19. Review the results of monitoring compliance with the Company's code of conduct.


                                     2 of 3

Cass Information Systems, Inc.                                         Exhibit I
Audit Committee Charter
As of January 2003

      20. Meet with the internal auditors, independent auditors and management in private sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

      21. Determine that there are no management restrictions placed on the internal auditors or the independent auditors.

      22. Perform an annual assessment of the Company's subsidiary bank performance in meeting the requirements of the Community Reinvestment Act.

      23. Conduct or authorize investigations into any matters within the committee's scope of responsibilities, and perform such other functions as assigned by law, the Company's by-laws, or the Board of Directors.

      24. Obtain advice, as deemed by the Committee to be necessary and appropriate, from outside legal, accounting and other advisors.

      25. Establish procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      The foregoing shall be the common activities of the Committee. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as deemed appropriate.

      While the Committee has the responsibility and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.


                                     3 of 3

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE         Mark Here
FOLLOWING PROPOSALS:                                            for Address  |_|
                                                                Change or
                                                                Comments

1. Election of four directors to serve until the year 2006, or until their successors are elected and qualified.

                FOR all nominees                     WITHHOLD
                listed at right                      AUTHORITY
               (except as marked              to vote for all nominees
                to the contrary)                 listed at right


                      |_|                               |_|

Nominees: 01 Robert J. Bodine, 02 Thomas J. Fucoloro, 03 Harry J. Krieg and
          04 Howard A. Kuehner

(INSTRUCTIONS: To withhold authority to vote for an individual nominee write that nominee's name on the line below.)

________________________________________________________________________________

2. Ratification of the selection of KPMG LLP as independent auditors for 2003.

                         FOR         AGAINST        ABSTAIN

                         |_|           |_|            |_|

When properly executed and returned, this proxy will be voted in the manner specified thereon, and in the best judgement of the Proxies on any other business which properly comes before the meeting. If no manner is specified, this proxy will be voted FOR proposals 1 and 2.


Signature_________________Date__________Signature_________________Date__________
Note: Please sign as your name appears hereon. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full name as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by authorized person. FOLD AND DETACH HERE

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                         CASS INFORMATION SYSTEMS, INC.

                       Solicited by the Board of Directors

      The undersigned hereby constitutes and appoints Lawrence A. Collett and Eric H. Brunngraber, and either of them, attorneys with full power of substitution, with the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in CASS INFORMATION SYSTEMS, INC. at the Annual Meeting of Shareholders to be held at 11:00 a.m., April 21, 2003 and at any adjournments thereof on all matters properly before the meeting.

                   (Continued and To Be Signed On Other Side.)

--------------------------------------------------------------------------------
    Address Change/Comments (Mark the corresponding box on the reverse side)
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^